EXHIBIT 10(a)

AMENDMENT TO THE BANCORPSOUTH, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amendment to the BancorpSouth, Inc. Supplemental Retirement Plan (the “Plan”) is effective the 18th day of July, 2012.

Whereas, the Board of Directors has determined that amendment of the Plan is appropriate pursuant to Section 9.5 in order to permit the Committee to waive the service requirements of Section 5.3 in certain events and to provide additional benefits in the event of a severance;

Now, therefore, the Plan is amended as follows:

1.           Section 5.4 shall be added as follows:

Additional Benefits. The Committee shall have the authority to provide supplemental benefits in an amount up to $1,000 per month for a period not to exceed the maximum payment period under the Plan.

2.           Section 9.1 shall be amended and restated as follows:

Powers of the Committee. The Committee shall have the discretionary power and authority to interpret the provisions of this Plan and any form or other document ancillary thereto, to determine all questions arising under this Plan including, without limitation, all questions concerning administration, eligibility, and the amount or payment of any benefit payable hereunder. In addition, the Committee shall have the authority to prescribe, amend, and rescind rules and administrative procedures relating to the operation of this Plan, adopt forms and execute agreements required hereunder, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any related form or agreement. The Committee shall further have the authority to waive any service reductions pursuant to Section 5.3 in appropriate circumstances and to permit full vesting prior to attainment of age 65.

Any determination by the Committee need not be uniform as to all or any Participants hereunder. Any such determination shall be conclusive and binding on all persons claiming any interest in the Plan or a benefit hereunder. Neither the Company nor its officers, employees, members of the Committee or any member of the Board of Directors shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

Executed this the 18th day of July, 2012.

BancorpSouth, Inc.

By: